Exhibit 99.1

Contact:

William B. Boni
VP, Investor Relations/Corp. Communications
(781) 994-0300
www.ArQule.com

FOR IMMEDIATE RELEASE:

ARQULE ANNOUNCES PROPOSED PUBLIC OFFERING

Woburn, MA, April 10, 2012 – ArQule, Inc. (NASDAQ: ARQL)  today announced its intention to offer, subject to market and other conditions, 6 million shares of its common stock in an underwritten public offering. The Company also expects to grant the underwriters a 30-day option to purchase up to an additional 15% of the shares of common stock offered in the public offering. The offering is subject to market conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.

Citigroup and Leerink Swann are acting as joint book-running managers for the offering.

The securities described above are being offered by ArQule pursuant to a registration statement previously filed and declared effective by the Securities and Exchange Commission. This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in this offering, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus, copies of which may be obtained, when available, from Citigroup, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, New York 11220, telephone at 800-831-9146, or Leerink Swann LLC, Attention: Syndicate Prospectus Department, One Federal Street, 37th Floor, Boston, Massachusetts 02110, by telephone at 800-808-7525, or by facsimile at 617-918-4900.

This press release includes forward-looking statements. For these statements, ArQule claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. It should be noted that there are risks and uncertainties related to the public offering. A review of these risks can be found in ArQule’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, the prospectus to be filed with the Securities and Exchange Commission in connection with the offering and other reports and documents filed with the Securities and Exchange Commission.

###